nSphere

Data License Agreement

This Data License Agreement (this "Agreement") is entered into and is effective as of the Effective Date indicated below between COMPANY ("Provider") and BET Information Systems, Inc. (BET) ("BET"). All capitalized terms used in this Agreement are defined in Section 1 of the attached Standard Terms and Conditions. The parties, intending to be legally bound, agree as follows:

Provider

Name:	Name Dynamics, Inc (dba "UBL")	Contact:	Kelly Benish
Address:	6701 Carmel Road Charlotte, NC 28226	Email:	kbenish@ubl.org
		Telephone:	704.307.4193
		Fax:	888-286-1432

Term

Effective Date:	1/21/2017
Term Length:	1 year
Auto Renew:	Yes
Notice of Non-Renewal Due:	30 days

1. Overview/Description of Parties

Provider owns certain vendor data that it has the right to make available to BET. BET operates multiple web sites, mobile applications, application program interfaces, and other data distribution channels (the "BET Network") and wishes to license that certain data for use on the BET Network. Provider is willing to grant a license for use on the terms and conditions set forth in this Agreement.

2. Description of Licensed Data

Provider will allow BET to use selected Provider data (the "Licensed Data"). The Licensed Data will include only those items that Provider has the right to syndicate.

3. License Terms

a. **License.** Subject to BET's compliance with the terms and conditions of this Agreement, Provider hereby grants to BET a limited, non-exclusive, non-transferable license, during the term of this Agreement only, to use, syndicate, redistribute, broadcast, reproduce, and store the Licensed Data for inclusion on the BET Network, and to publicly perform and display the Licensed Data on the BET Network. BET may format and or modify the Licensed Data as necessary for inclusion on the BET Network.

b. **Restrictions.** Except as expressly set forth in this Section 3, BET may not modify or create derivative works of the Licensed Data. All rights not expressly granted to BET in this Section 3 are reserved to Provider; there are no implied rights.

4. Licensed Trademarks

PROVIDER MARKS:	BET MARKS:
N/A	N/A

5. BET Promotional Obligations

BET will identify Provider as the source of the Licensed Data which may include, where possible, a hyper-links back to Provider's site. Provider may, at any point during the Term, request BET to remove attribution on the BET Site, and if so requested, BET will remove such attribution promptly.

6. Additional Terms

Termination for Convenience. Either party may terminate this Agreement, at any time and for any reason, by providing thirty (30) days' written notice of termination

7. Exhibits

Exhibit A: Standard Terms and Conditions

This Agreement and all Exhibits are the complete and exclusive agreement between the parties with respect to the subject matter contemplated by the Agreement, superseding and replacing any and all prior or contemporaneous agreements, communications, and understandings, both oral and written, regarding that subject matter. The parties have caused this Agreement to be executed by their authorized representatives This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Execution and delivery of the Agreement may be evidenced by facsimile or other electronic transmission.

PROVIDER: COMPANY.	BET: BET Information Systems, Inc. (BET)
By: [signature]	By: [signature]
Name: Chris Travers	Name: Navah Fuchs
Title: President	Title: Director of Data Development
Date: 1/27/2012	Date: 1 / 27 / 12

Exhibit A
Standard Terms and Conditions

1. **Definitions.** Capitalized terms used in the Agreement to which these Standard Terms and Conditions are attached (the "Agreement") are defined in this Section 1 or in the Section where they are first used.

1.1 "***Affiliate***" means an entity controlled by, controlling, or under common control with, a party to the Agreement.

1.2 "***Intellectual Property Rights***" means all intellectual or proprietary property rights, including but not limited to: (a) all trademarks, service marks, logos, insignias, trade dress, and other proprietary trade designations protected by law, including all registrations and applications therefor; (b) all copyrights, moral rights, and other rights in works of authorship including all registrations and applications therefor; (c) all patents, patent applications, and patentable ideas; (d) all know-how and trade secrets; and (e) all other rights covering intangible property recognized in any jurisdiction.

1.3 "***Marks***" means the Provider Marks and BET Marks identified in the Agreement.

2. **Removal of Licensed Data**

2.1 **Removal of Licensed Data.** The parties acknowledge that Provider is entitled, in its reasonable discretion and upon reasonable notice to BET (including notice sent via email) to request that BET remove Licensed Data for editorial reasons, including without limitation in response to a complaint or to implement a correction or clarification relating to the Licensed Data. BET agrees to remove such Licensed Data promptly after receiving Provider's request.

3. **Trademark Licenses**

3.1 **Trademark License to BET.** Subject to the terms and conditions of the Agreement, Provider hereby grants to BET a non-exclusive, royalty-free, non-transferable, worldwide license to use and reproduce the Provider Marks on the BET Network in connection with the performance of its obligations under the Agreement.

3.2 **Restrictions.** BET shall use Provider's Marks in conformance with Provider's trademark usage policies as communicated to BET in writing from time to time. BET shall not attempt to register any of Provider's Marks, nor shall it adopt any derivative or confusingly similar names, brands, or marks, or create any combination marks with Provider's Marks. BET acknowledges Provider's and its Affiliates' ownership and exclusive right to use Provider's Marks and agrees that all goodwill arising as a result of BET's use of Provider's Marks shall inure solely to the benefit of Provider and its Affiliates.

4. **Ownership**

4.1 **Ownership.** The parties acknowledge and agree that, subject only to the license grants contained in the Agreement, as between the parties: (a) Provider retains all right, title, and interest (including all Intellectual Property Rights) in and to the Licensed Data, and all Provider Marks; and (b) BET retains all right, title and interest (including all Intellectual Property Rights) in and to the BET Site (excluding any Licensed Data or Provider Mark contained therein), and all BET Marks. Except as and to the extent otherwise provided in the Agreement, (a) neither the Agreement nor the performance by either party of its obligations or the exercise by either party of its rights under the Agreement shall give either party any ownership interest in any Intellectual Property Right held by the other party as of the Effective Date, and (b) no licenses under any Intellectual Property Rights are granted under the Agreement.

5. **Termination**

5.1 **Termination for Breach.** Either party may terminate the Agreement upon written notice if the other party materially breaches any provision of this Agreement and fails to cure such breach within thirty (30) days after receipt of written notice describing the breach.

5.2 **Effect of Termination.** Upon termination or expiration of the Agreement for any reason, all licenses granted will automatically terminate, and BET will cease all use of the Licensed Data and Provider Marks as soon as possible, but in no event later than 72 hours after termination. A party's right to terminate the Agreement shall be in addition to any other right or remedy available to such party under the Agreement, in law or at equity. The following provisions of these Standard Terms and Conditions shall survive any termination of the Agreement, as shall all definitions and all other terms that by their nature should survive termination: Section 1 (Definitions), Section 4 (Intellectual Property Ownership), Section 5.2 (Effect of Termination), Section 6.2 (No Other Warranties), 8 (Limitations on Liability), and 9 (General).

6. **Warranties; Disclaimer**

6.1 **Warranties.** Each party represents and warrants to the other party that: (a) such party has the full corporate right, power and authority to enter into and perform its obligations under the Agreement; (b) such party's execution of and performance of its obligations under the Agreement do not and will not violate any agreement to which such party is a party or is otherwise bound; (c) such party acknowledges that the other party makes no representations, warranties, or agreements related to the subject matter of the Agreement that are not expressly provided for in this Section 6.1.

6.2 **No Other Warranties.** Except for the express warranties that are made in Section 6.1, neither party makes, and each party hereby disclaims, any other warranty of any kind, whether express, implied, statutory or otherwise, including without limitation the warranties of merchantability, fitness for a particular use or purpose and non-infringement. To the extent either party may not, as a matter of applicable law, disclaim any warranty, the scope and duration of such warranty shall be the minimum permitted under such law.

7. **Indemnification**

7.1 **By Provider.** *Subject to BET's compliance with the Agreement and these Standard Terms and Conditions,* Provider will defend, indemnify and hold BET harmless against any and all claims alleging that the Licensed Data infringes upon or misappropriates any third party's intellectual property rights under United States law, or contains material of information that is obscene, defamatory or violates any third party's rights of publicity or privacy. Provider will not be required to indemnify BET with respect to any liabilities incurred as a result of (a) BET's use of the Licensed Data in a manner not permitted under the Agreement, (b) BET's modification of the Licensed Data, or (c) BET's failure to remove Licensed Data from the BET Site as required by Section 2 above.

7.2 **By BET.** BET will defend, indemnify and hold Provider harmless against any against any and all claims alleging that the BET Site or any data thereon (other than unmodified Licensed Data) infringes upon or misappropriates any third party's intellectual property rights, or contains material of information that is obscene, defamatory or violates any third party's rights of publicity or privacy.

7.3 **Indemnification Procedures.** As a condition of the foregoing indemnity, BET must promptly notify Provider in writing of any claim for which indemnification is sought, tender control of the defense and settlement of such claim to Provider upon request by Provider (at Provider's expense and with Provider's choice of counsel), and cooperate fully with Provider in defending or settling such claim, including but not limited to providing any information or materials reasonably requested by Provider.

8. **LIMITATIONS ON LIABILITY.** EXCEPT WITH RESPECT TO USES OF THE LICENSED DATA IN EXCESS OF THE LICENSES GRANTED IN THE AGREEMENT, (A) TO THE EXTENT PERMITTED BY APPLICABLE LAW, NEITHER PARTY SHALL BE LIABLE TO THE OTHER IN CONNECTION WITH THE AGREEMENT FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, SPECIAL, OR PUNITIVE DAMAGES, INCLUDING WITHOUT LIMITATION ANY LOSS OF PROFIT, REVENUE, INCOME, OR DATA, HOWEVER ARISING AND WHETHER IN AN ACTION IN CONTRACT OR TORT (INCLUDING STRICT LIABILITY AND NEGLIGENCE) OR BASED ON BREACH OF ANY WARRANTY, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY, AND (B) EACH PARTY'S TOTAL CUMULATIVE LIABILITY UNDER THE AGREEMENT SHALL NOT EXCEED THE AGGREGATE AMOUNTS RECEIVED BY THE PARTIES, IF ANY, UNDER THE AGREEMENT.

9. **General**

9.1 **Fair Reporting.** Nothing contained in the Agreement or these Standard Terms and Conditions will restrict or limit Provider's ability to make editorial statements or to fairly report on issues regarding BET or any of BET's products or affiliates, or to disclose the existence of the Agreement.

9.2 **Governing Law; Venue.** The Agreement shall be governed by and construed in accordance with the laws of the United States and the Commonwealth of Massachusetts, without reference to choice of law provisions of any jurisdiction. The parties submit to the exclusive jurisdiction of, and waive any venue or forum non conveniens objections against, the state and federal courts located in the City of Cambridge, Massachusetts, for any litigation arising out of the Agreement.

9.3 **Assignment.** BET may not assign or delegate its rights or obligations under the Agreement, either in whole or in part, without Provider's prior written consent. Any attempted assignment in violation of this Section 9.2 shall be void and without effect. Subject to the foregoing, the Agreement shall benefit and bind the parties' successors and permitted assigns.

10. **Miscellaneous.** Notices under the Agreement shall be delivered by commercial overnight courier service to a party at its addresses set forth on the first page above or as amended by notice pursuant to this Section 9.3, and shall be effective one (1) day after sending. The Agreement does not create an agency relationship; each party is an independent contractor, and is responsible for all costs and expenses it incurs in performing its obligations under the Agreement. If any provision of the Agreement is held be unenforceable, such provision shall be limited or eliminated to the minimum extent necessary, and the Agreement shall otherwise remain in full force and effect and enforceable. Provider shall not be responsible for any failure to comply with, or any delay in performance of, the terms of the Agreement, including but not limited to delays in delivery of Licensed Data, where such failure or delay is directly or indirectly caused by or results from events beyond Provider's reasonable control. No modification to the Agreement, nor any waiver of any rights, shall be effective unless consented to in a writing signed by both parties, and the waiver of any breach or default shall not constitute a waiver of any other right or any subsequent breach or default. Headings and captions are not to be used in the interpretation of the Agreement. The Agreement shall be interpreted in accordance with its terms and without any strict construction in favor of or against either party.